Contact:    Kent Tyler                                     For Immediate Release
            Vice President Marketing                                May 12, 2005
            (620) 663-5551

        Collins Industries Completes Workers' Compensation Investigation

Hutchinson, Kansas - Collins Industries, Inc. (Nasdaq: "COLLE"), announced today that its  audit  committee  has  completed  an  investigation  of the  Company's reserves for future workers'  compensation  costs, and have recommended  revised procedures  for  establishing  workers'  compensation  reserves.  The  Board  of
Directors has approved the recommendations.

The Company is working closely with its outside  auditor,  KPMG, to complete the audit of its restated financial statements. The investigation findings, required
adjustments  to  workers'  compensation   reserves,   and  all  other  requested
information  have been  furnished to its auditor.  Additional  audit  procedures related to the restatement are near  completion.  The audit cannot be completed, however,  until the Company has filled its chief financial officer vacancy,  and the  CFO  is  able  to  provide  typical  management  representations  to  KPMG.
Separately,  the Company has announced the hiring of a chief  financial  officer who will assume his position May 23, 2005.

William R. Patterson, Chairman of the Audit Committee stated, "Our investigation has been very thorough and we feel it has confirmed the overall integrity of our accounting process at the highest level." He continued, "We believe there are no other  significant  issues at this time and anticipate  completion of the audit, and the filing of delinquent Securities and Exchange Commission filings, as soon as the next 45 days."

Donald Lynn Collins, President and CEO, said, "Our orders received continue at a record pace and we believe the outlook is positive  for future  operations."  He continued,  "I am very pleased to report to our  shareholders and employees that our products are being very well received in the  marketplace and we continue to benefit  from our  investments  in capital  expenditures  to lower our costs and improve the quality of products delivered to our customers."

Collins  Industries,  Inc. is a leading  manufacturer  of ambulances  (including medical attack  vehicles,  rescue vehicles and fire emergency  vehicles),  North
America's  largest  producer of Type "A" small school buses, the nation's second largest  manufacturer of terminal  trucks and a leader in the road  construction
and  industrial   sweeper  markets.   Since  1971,  the  Company  has  grown  to
approximately  900 employees in six plants  comprising over one million combined square feet of manufacturing  space.  The Company sells its products  throughout the United States and abroad.

For more  information on Collins  Industries,  Inc.,  visit Collins  Industries,
Inc.'s website at http://www.collinsind.com.

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Collins  Industries,  Inc. • 15 Compound Drive •  Hutchinson,  Kansas 67502-4349
• www.collinsind.com